Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192331

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SUPPLEMENT NO. 26 DATED MARCH 6, 2017
TO THE PROSPECTUS DATED FEBRUARY 17, 2016

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT II, Inc. dated February 17, 2016, as supplemented by supplement no. 5 dated April 26, 2016, supplement no. 23 dated February 2, 2017 and supplement no. 25 dated March 2, 2017. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT II, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership II, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to announce the upcoming change in our primary offering selling price in connection with our establishment of an estimated NAV per share.
Upcoming Change in Primary Offering Selling Price
We expect to establish an estimated NAV per share no later than June 6, 2017, which date is 150 days following the second anniversary of the date we broke escrow in this offering.  This value will be based on valuations of our assets and liabilities, by, or with the material assistance or confirmation of, a third-party valuation expert or service and will comply with the Practice Guideline 2013-01, Valuations of Publicly Registered, Non-Listed REITs issued by the Investment Program in April 2013.  Upon our announcement of an estimated NAV per share, we will update the primary offering selling price for new purchases of common stock in this offering effective immediately after our announcement of an estimated NAV. At such time as we announce an updated primary offering selling price, the purchase price under our dividend reinvestment plan and the redemption price under our share redemption program will be adjusted consistent with the terms of the respective plans.

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